EXHIBIT 99.1

Adnexus Biotechnologies Partners with 1606 Corp. for Strategic Investment to Revolutionize AI-Driven Drug Discovery

Seattle, WA / ACCESSWIRE / September 17, 2024 / 1606 Corp. (OTC Pink: CBDW) (the “Company” or “1606”) is pleased to announce it has signed a Letter of Intent to acquire a strategic stake in Adnexus Biotechnologies Inc., a pioneering company in Artificial Intelligence-driven innovations for early drug discovery and infectious disease research.

This potential strategic investment exemplifies 1606 Corp.'s commitment to advancing its technological capabilities and expanding its reach in the AI sector. Integrating Adnexus's cutting-edge AI research and development into its portfolio underscores 1606 Corp.'s aim to impact the AI sector, healthcare, and biotechnology significantly. This collaboration has the potential to push the boundaries of what is achievable in these fields.

Adnexus Biotechnologies Inc. operates an advanced AI-driven drug discovery and development platform called SUTRA. This platform, at the forefront of technological innovation, identifies specific sites and biomarkers for infectious and neurological diseases. The AI platform has successfully produced Fully Human, Broadly Neutralizing, durable monoclonal antibodies unaffected by virus mutations. The AI platform utilizes a repository containing data on 19 viruses, a curated library of 8 million molecules, and human microbiome samples. The goal is to create robust models and make significant advancements in producing groundbreaking drugs that demonstrate effectiveness and disrupt the landscape of treatments for infectious and neurological diseases.

Adnexus Biotechnologies' CEO, Gaurav Chandra, emphasizing Adnexus’ unwavering dedication to advancing the frontiers of pharmaceutical development, stated, "Adnexus Biotechnologies Inc. is committed to pushing the boundaries of pharmaceutical development through its state-of-the-art AI platform, monoclonal antibodies, and HIV capsid inhibitor. The pre-clinical results of the HIV capsid inhibitor in combating HIV, and the Fully Human Monoclonal Antibody (Clone3), have become priced assets of Adnexus Biotechnologies' therapeutic portfolio. We are confident we will advance these molecules with the dedicated efforts of our team of accomplished scientists and executives with advanced chemistry, pharmacology, and drug development expertise." This dedication instills confidence in our ability to deliver impactful solutions.

Dr. Gaurav Chandra, expressing his enthusiasm about the strategic partnership with 1606 Corp. and emphasizing its significance, stated, "We are thrilled to embark on this strategic partnership with 1606 Corp. Their commitment to leveraging AI technology aligns perfectly with our mission to drive breakthroughs in drug discovery and infectious disease treatment. This collaboration represents a significant opportunity to enhance our technological capabilities and expand the impact of our innovative solutions."

Austen Lambrecht, CEO of 1606 Corp., commented, "We are pleased to enter into this agreement with Adnexus. Their pioneering work in AI-driven drug discovery and infectious disease treatment closely aligns with our commitment to leveraging advanced AI technologies to develop high-impact solutions. This collaboration significantly advances our efforts to diversify and strengthen our technological capabilities."

In order to close, the transaction must follow standard due diligence and fulfill certain conditions detailed in the LOI. Both companies are optimistic that this strategic partnership will deliver substantial shareholder value, drive technological advancements, and foster innovation in their respective fields. We will keep our stakeholders informed about the progress and any significant developments throughout the process.

About Adnexus Biotechnologies Inc.

Adnexus is a leading innovator in biotechnology, specializing in AI-driven solutions for early drug discovery, infectious disease and neurodegenerative disease research. Its proprietary methods focus on developing therapeutic solutions by leveraging human immune-B cells, offering a cutting-edge approach to creating highly effective treatments. For more information, please visit https://www.adnexusbiotech.com.

About 1606 Corp.

1606 Corp. stands at the forefront of technological innovation, particularly in AI Chatbots. Our mission is to revolutionize customer service, addressing the most significant challenges faced by consumers in the digital marketplace. We are dedicated to transforming the IR industry through cutting-edge AI centric solutions, ensuring a seamless and efficient customer experience.

As a visionary enterprise, 1606 Corp. equips businesses with the advanced tools they need to excel in the competitive digital landscape. Our commitment to innovation and quality positions us as a leader in the field, driving the industry forward and setting new benchmarks for success and customer satisfaction.

For more information, please visit cbdw.ai.

Industry Information

The global AI market, valued at $428 billion in 2022, is anticipated to reach $2.25 trillion by 2030, with a compound annual growth rate (CAGR) ranging from 33.2% to 38.1%. The sector is expected to employ 97 million individuals by 2025, reflecting its expansive and significant impact. This potential growth presents a compelling opportunity for investors and industry professionals interested in the AI sector.

Forward-Looking Statements

This press release includes forward-looking statements under federal securities laws, including projections and expectations regarding business developments, operations, and market conditions. These statements are identified by terms such as "should," "may," "intends," "anticipates," and others. While based on reasonable assumptions, results may differ due to various risks and uncertainties. Please review cautionary statements and disclosures in our filings with the SEC. Adnexus does not undertake any obligation to update forward-looking statements except as required by law.

For inquiries, please contact our CEO, Austen Lambrecht, at austen@1606corp.com.

SOURCE: 1606 Corp.

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